Filed pursuant to Rule 424(b)(3)

Registration No. 333-269246

PROSPECTUS SUPPLEMENT NO. 18

(to Prospectus dated April 27, 2023)

(Interactive Strength Inc.)

Up to 1,773,937 shares of common stock

This prospectus supplement supplements the prospectus dated April 27, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-269246). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 26, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 1,773,937 shares of our common stock, par value $0.0001 per share (the “common stock”). Our registration of the shares covered by the Prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” in the Prospectus.

Our shares of common stock are listed on Nasdaq under the symbol “TRNR". On April 25, 2024, the closing price of our shares of common stock was $0.21 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 15 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 26, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2024

INTERACTIVE STRENGTH INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41610	82-1432916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Congress Avenue, Suite 925
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 310 697-8655

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TRNR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on February 1, 2024, Interactive Strength Inc. (the "Company") entered into a Credit Agreement (the “Credit Agreement”) with Vertical Investors, LLC (the “Lender”), pursuant to which the Company received a term loan from the Lender in the original principal amount of $7,968,977.74 (the “Loan”). As previously disclosed, on March 29, 2024, the Company issued to the Lender 1,500,000 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (collectively, the “Preferred Stock”), upon the conversion of $3.0 million of the Loan.

On April 24, 2024 (the “Effective Date”), the Company entered into a Loan Modification Agreement with the Lender (the “Modification Agreement”). Pursuant to the Modification Agreement, the Company agreed to make monthly payments of interest in the amount of $60,000 to the Lender. In addition, the Company agreed to make mandatory principal payments simultaneously with the closing of all future capital raises by the Company or any affiliate of the Company. The first principal payment will be the greater of (i) $3,000,000 (the “Minimum Payment”) or (ii) 20% of the net amount raised from any source of debt, equity, synthetic equity instruments or otherwise less any reasonable expenses paid to third parties (the “Net Capital Raise”). At each capital raise thereafter, the Company shall make a mandatory principal payment to the Lender of 20% of the Net Capital Raise. As of the Effective Date, the outstanding principal amount of the Loan was $4,957,863.06.

On April 24, 2024, the Company entered into a Loan Restoration Agreement with the Lender (the “Restoration Agreement”). Pursuant to the Restoration Agreement, in the event the aggregate amount of funds received by the Lender (net of all commissions, transfer fees or other transaction fees of any kind and taxes paid or payable as a result thereof) arising out of the disposition of the Preferred Stock, shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock, if converted by the Lender, or any other securities of the Company issued to the Lender as a result of its holding the Preferred Stock (the aggregate amount of funds, the “Net Trade Value”) received by the Lender on or before December 31, 2024 is less than $3,000,000, within ten (10) business days of written demand therefor, the Company shall pay the Lender the amount that is equal to $3,000,000 less the Net Trade Value. In the event the Net Trade Value is greater than $3,100,000, any amount in excess of $3,100,000 being the “Excess Amount”, the Excess Amount shall be applied by the Lender as follows:

a)
Fifty percent (50%) of the Excess Amount shall be distributed to the Lender as additional gain on the sale of the Preferred Stock;
b)
The remaining fifty percent (50%) of the Excess Amount shall be applied by Lender as a partial payment by the Company of the Origination Fee, which equaled $1,550,000 and the Enhancement Fee, which equaled $750,000;
c)
After the application of the funds as set forth above and provided that the Minimum Payment in the Modification Agreement has not yet been received, such Minimum Payment shall be reduced by a percentage of the “Base Trade Value”, which is the Net Trade Value less the Excess Amount, in accordance with the formulas and schedule as set forth in the Restoration Agreement. By way of example, if the Lender realizes a Base Trade Value of $2,400,000 prior to receipt of the Minimum Payment, then a Discount Percentage of 40% would apply, resulting in a reduction of the Minimum Payment to $1,800,000, calculated as follows:

($2,400,000 / $3,000,000) x 50% = 40% (being the Discount Percentage)

$3,000,000 x 60% (being 1 – 0.40) = $1,800,000 (being the Minimum Payment)

The foregoing descriptions of the Modification Agreement and Restoration Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the Modification Agreement and Restoration Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of a press release issued by the Company with respect to the Modification Agreement and Restoration Agreement is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Loan Modification Agreement, by and between Interactive Strength Inc. and Vertical Investors, LLC, dated April 24, 2024.
10.2	Loan Restoration Agreement, by and between Interactive Strength Inc. and Vertical Investors, LLC, dated April 24, 2024.
99.1	Press Release, dated April 26, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Strength Inc.

Date:	April 26, 2024	By:	/s/ Michael J. Madigan
Michael J. Madigan
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 10.2

LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION aGREEMENT (this “Agreement”) is being entered into effective as of April 24, 2024 (the “Effective Date”), by and between INTERACTIVE STRENGTH, INC., a Delaware corporation (the “Borrower”), and VERTICAL INVESTORS, LLC, a Mississippi limited liability company (together with its successors or assigns, the “Lender”).

RECITALS

WHEREAS, Borrower and Lender are parties to that certain Credit Agreement dated as of February 1, 2024 (as amended heretofore, herein and hereafter, collectively, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Credit Agreement; together with any and all other documents and agreements evidencing, governing, securing or guaranteeing the Loan (as defined below), the “Loan Documents”), pursuant to which, among other things Lender made available to Borrower a term loan in the original principal amount of $7,968,977.74 (as amended, extended, modified, restated, renewed or otherwise changed, the “Loan”);

WHEREAS, as set forth in that certain Notice of Reservation of Rights letter dated as of February 28, 2024, certain non-compliances have occurred and exist under the Credit Agreement, to include, without limitation, the failure by Borrower to make the payments required on or about February 23, 2024 (collectively, the “Non-Compliances”);

WHEREAS, as of the Effective Date, the balance owed under the Loan is $8,066,472.62, made up of a principal balance of $7,957,863.06, accrued interest of $105,550.00, and late charges and fees of $250.00 (together with the Costs (as defined below) collectively, the “Loan Indebtedness”);

WHEREAS, pursuant to the Credit Agreement and the Loan Documents, Borrower is also responsible for paying Lender’s costs and expenses related to collection of the Loan, including without limitation, Lender’s attorneys’ fees (collectively, “Costs”);

WHEREAS, based on the Non-Compliances, Lender has the immediate right and ability to declare an Event of Default and exercise all rights and remedies available under the Loan Documents and applicable law to recover the Loan Indebtedness in full; and

WHEREAS, although Lender had no obligation to delay declaring an Event of Default and pursuing its remedies, as of the Effective Date, Lender has not declared an Event of Default under the Loan Documents, but has expressly reserved all rights and remedies available to Lender under the Credit Agreement the Loan Documents or otherwise, and Lender is willing to continue to act in accordance therewith and allow Borrower to continue its business operations and capital raising opportunities, provided that all parties hereto execute and deliver this Agreement and agree to be bound thereby.

NOW, THEREFORE, in consideration of these premises, the mutual agreements of the parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties, intending to be legally bound hereby, agree as follows:

AGREEMENT

1.
Acknowledgement of Recitals. Borrower acknowledges and agrees that the foregoing “Recitals” are true, correct and complete.

2.
Reaffirmation of Loan Documents; Acknowledgment of Loan Indebtedness and Non-Compliances.

(a) Borrower reaffirms and ratifies all Loan Documents and affirms that the Loan Documents are strictly enforceable in accordance with their terms.

(b) Borrower acknowledges and agrees that it is indebted to Lender for repayment of the Loan Indebtedness. Borrower hereby reaffirms and ratifies the terms of the Loan Documents, as amended herein, and acknowledges that the Loan Documents constitute the legal, valid and binding obligation of Borrower in accordance with their respective terms. Borrower acknowledges that as of the date hereof it has no defense, counterclaim, offset, cross complaint, claim or demand of any kind or nature whatsoever (collectively, “Defensive Claims”) that can be asserted to reduce or eliminate all or any part of its liability to repay any Loan Indebtedness or other indebtedness of any kind to Lender or seek affirmative relief for damages of any kind or nature from Lender, which Defensive Claims arise out of or are related to the Loan Documents or Borrower’s relationship with Lender. To the extent that Borrower alleges that it holds any such Defensive Claims as of the Effective Date, Borrower acknowledges and agrees that Borrower fully, forever and irrevocably releases any such Defensive Claims against Lender. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Borrower acknowledges that the Non-Compliances exist and are continuing, and that the Loan Indebtedness are presently due and owing in full.

3.
Acknowledgment of Security Interests. Borrower acknowledges the validity and enforceability of the security interests it granted to Lender in the Collateral and acknowledges that, to the best of its knowledge and consistent with its intent, any security interests it has granted to Lender are properly perfected and that Lender holds a first priority security interest in all Collateral to secure the Loan Indebtedness.

4.
Conditions Precedent. As conditions precedent to Lender’s agreement to its agreements hereunder, on or before the Effective Date, in addition to the conditions set forth in the recitals above, Borrower shall satisfy each of the following:

(a)
Delivery of Modification Documents. Execution, delivery, and, when appropriate, recording or filing of this Agreement and any and all other Loan Documents or amendments thereto that Lender may require, all in form and content satisfactory to Lender.
(b)
Amendment of Agreement Regarding Letter of Credit. Execution and delivery by S Interactive, LLC of that certain First Amendment to Agreement Regarding Letter of Credit, substantially in the form attached hereto as Exhibit A, in form and substance acceptable to Lender.
(c)
Other Instruments and Documents. Receipt by Lender of such additional legal opinions, certificates, proceedings, instruments, and other documents as Lender or its counsel may reasonably request to evidence (i) compliance by Borrower with all requirements of law, (ii) the truth and accuracy, as of the date of this Agreement, of the representations and warranties of Borrower contained herein and in the Loan Documents, and (iii) the due performance or satisfaction by Borrower, at or prior to the date hereof, of all agreements required to be performed and all conditions required to be satisfied by Borrower pursuant hereto.
(d)
Payment of Fees and Expenses. Payment by Borrower of all expenses incurred by or due to Lender with respect to the accommodation of Borrower’s requests, this Agreement or the transactions contemplated herein, including, but not limited to, all accrued interest on the Loan (subject to the terms of this Agreement), commitment/origination fees, appraisal fees, engineering inspection fees, environmental audit fees, tax service monitoring fees, fees and taxes on the Loan Documents (including intangibles taxes and documentary stamp taxes), title insurance premiums, inspection fees, and fees and expenses of Lender’s counsel in an amount up to $27,500.00.
5.
Additional Covenants. In addition to and not in limitation of all terms and conditions of the Loan Documents, in order to induce Lender to enter into this Agreement, Borrower agrees as follows:

(a)
Accrual and Payment of Interest. Notwithstanding anything in the Credit Agreement to the contrary (including, without limitation, the definition of “Note Rate” and Section 2.5 of the Credit Agreement), beginning on and after February 24, 2024, which Borrower acknowledges shall result in the retroactive application to and from February 24, 2024, of the determination of interest, interest shall accrue on the Loan Indebtedness at the Default Rate. Notwithstanding that the Default Rate shall be used for interest accrual purposes, the monthly payments of interest (starting on April 30, 2024 and on the same day of each calendar month thereafter), Borrower shall make monthly payments in the amount of $60,000 to Lender. Any accrual of interest (as calculated at the Default Rate) that is in excess of the payment received shall be added to the principal balance of the Loan (with any payment thereof in excess of all interest and other amounts then due and owing, shall deduct the overall principal balance) and shall compound on a monthly basis so long as any portion of the Loan Indebtedness remains outstanding.

(b)
Principal Payments. Notwithstanding any other required payments, Borrower shall make mandatory principal payments simultaneously with the closing of all future capital raises by Borrower or any affiliate of Borrower (whether such capital raises are comprised of debt, equity, synthetic equity or otherwise). The first principal payment will be the greater of (i) $3,000,000 (such amount, the “Minimum Payment”) or (ii) 20% of the Net Capital Raise (as defined in the following sentence). For purposes of the foregoing sentence, the term “Net Capital Raise” shall mean the net amount raised from any source of debt, equity, synthetic equity instruments or otherwise less any reasonable, customary, and documented transaction-related expenses paid to third parties. At each capital raise thereafter (whether debt, equity, synthetic equity or otherwise), the mandatory principal payment to Lender shall be equal to 20% of the Net Capital Raise from any source, debt, equity, synthetic equity instruments or otherwise until the Loan Indebtedness are satisfied in full. All payments made pursuant to this paragraph shall be in addition to, and not in limitation or in substitute of, any interest payments otherwise required to be made to Lender pursuant to paragraph (a) above.

(c)
Preferred Equity Partial Conversion. In exchange for the 1,500,000 shares of Series A Preferred Stock of the Borrower issued to the Lender on March 29, 2024, such issuance to be accepted by the Lender on the Effective Date hereof, the principal amount of the Loan shall be reduced by $3,000,000 (such that after effecting such reduction, the outstanding principal amount of the Loan shall be deemed to be $4,957,863.06) as of the Effective Date. In connection therewith and as an additional condition precedent to this Agreement, Lender and Borrower will enter into that certain Loss Restoration Agreement in substantially the form attached hereto as Exhibit B, which henceforth and hereafter will be a Loan Document for all purposes, and which provides for certain adjustments of the Loan based on the Net Trade Value (as defined therein).

(d)
Stipulation Regarding Letter of Credit. Borrower acknowledges that Lender shall have no obligation to apply funds received under the Letter of Credit to reduce the principal amount of the Loan Indebtedness, but rather, any amounts actually received by Lender as a result of a draw or other advance under the Letter of Credit shall increase the amount of the Loan Indebtedness and be secured by the Collateral. As of the date hereof, the amount of such increase is $275,000 and shall increase with each additional receipt of funds from the Letter of Credit.

6.
No Waiver. Nothing in this Agreement shall be construed to waive any default existing as of the Effective Date, or to limit any rights that Lender may have against Borrower as a consequence of any default or Event of Default existing or arising under the Loan Documents. Borrower expressly agrees that the Non-Compliances shall not be deemed to have been waived, released or cured by virtue of the agreement of Lender to grant certain accommodations pursuant to the terms of this Agreement, or through the execution of this Agreement.

7.
Strict Compliance. This Agreement shall be deemed a Loan Document, and any violation hereof shall be an Event of Default under the Loan Documents. Lender will require strict compliance with the terms set forth herein and in the Loan Documents, as they may be amended or supplemented. Should any of the acknowledgements, warranties or representations of Borrower set forth herein be untrue or inaccurate in any material respect as of the date made, or should there be any default by Borrower under this Agreement or any Event of Default under the Loan Documents, Lender may immediately pursue collection of the Loan Indebtedness, including through the exercise or remedies against the Collateral.

8.
Collateral. Should Lender seek to exercise rights and remedies upon the occurrence of an Event of Default under any of the Loan Documents, Borrower will, if requested by Lender, cooperate with and assist Lender in the orderly liquidation of some or all of the Collateral, it being recognized that Lender has no obligation to receive or handle liquidation of any Collateral, or to liquidate the Collateral at all. Borrower agrees to cooperate fully and assist Lender in good faith in any effort of Lender to liquidate Collateral, including providing Lender access to all books and records related to the Collateral. The proceeds received by Lender from the sale, collection or other disposition of the Collateral shall be applied by Lender to the principal, interest, cost of sale, cost of preparation for sale, and expenses of collecting the Loan Indebtedness and disposing of the Collateral, including attorneys’ fees, with the manner, order and extent of such application to be in the sole discretion of Lender.

9.
Adequate Consideration. Borrower acknowledges and agrees that (i) prior to giving effect to this Agreement, the Non-Compliances authorized Lender to exercise certain rights and remedies to collect the Loan Indebtedness, (ii) Lender had no obligation to grant any accommodation in connection with the Loan or to refrain from the exercise of remedies, and (iii) the agreed accommodations granted by Lender hereunder and evidenced hereby under the terms described herein, constitute full and adequate consideration for the execution and delivery by Borrower of this Agreement.

10.
Representations and Warranties of Borrower. To induce Lender to enter into this Agreement and as partial consideration for the terms and conditions contained herein, Borrower ratifies all representations and warranties set forth in the Loan Documents, each and all of which shall survive the execution and delivery of this Agreement and all of the other documents executed in connection herewith.

11.
No Modification. Each of the Credit Agreement and the other Loan Documents shall be deemed amended as set forth hereinabove and to the extent necessary to carry out the intent of this Agreement. Without limiting the generality of the foregoing, each reference in the Credit Agreement or the other Loan Documents to any other “Loan Documents” shall be deemed to be references to said documents, as amended hereby. Except as expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and shall continue to evidence, secure, guarantee or relate to, the Loan. Borrower acknowledges that it has no defenses or setoffs with respect to its obligations under the Loan Documents, as amended hereby.

12.
Release of Lender. To induce Lender to enter into this Agreement, effective as of the Effective Date, Borrower hereby releases, acquits and forever discharges Lender, including its agents, employees, representatives, attorneys, predecessors, successors and assigns (collectively, the “Released Lender Parties”), from any and all liabilities, claims, demands, actions, controversies, damages, costs, losses, suits, judgments, recoupments, counterclaims or demands, of every type, kind, nature, description or character, whether now existing or that could, might or may be claimed to exist, of whatever kind or nature, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseeable or unforeseeable, or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown (collectively, “Claims”), that Borrower may have or claim to have as of the Effective Date against the Released Lender Parties, including any Claims arising under or in connection with the Loans, the Loan Documents, or this Agreement or any arrangements discussed herein; provided, that nothing herein shall release the Released Lender Parties of any obligations owed by Lender under this Agreement.

13.
Remedies Cumulative; No Waiver. The respective rights, powers and remedies of Lender in this Agreement and in the Loan Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity, and no failure or delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. Lender expressly reserves and preserves all of its rights and remedies.
14.
Reservation of Rights. Lender reserves any and all rights under the Loan Documents. Nothing herein shall constitute a waiver by Lender of any of its rights under the Loan Documents.
15.
Cooperation; Other Documents. At all times following the execution of this Agreement, Borrower shall execute and deliver, or shall cause to be executed and delivered, and shall do or cause to be done all such other acts and things as Lender may reasonably deem to be necessary or desirable to assure Lender of the benefit of this Agreement and the documents arising out of or related to this Agreement.
16.
Counsel. Borrower acknowledges that it has read and understands this Agreement, that it has had the ability to consult with an attorney of its own choosing before signing this Agreement, has been afforded an opportunity to deliberate as to whether to enter into this Agreement, that it understands the terms and effects of this Agreement, and that it executes this Agreement voluntarily.
17.
Integration; Effect. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof and all prior negotiations and representations relating thereto are merged herein. The terms and conditions set forth in this Agreement are the product of joint draftsmanship by all parties, each being represented or having the opportunity to be represented by counsel, and any ambiguities in this Agreement or any documentation prepared pursuant to or in connection with this Agreement shall not be construed against any of the parties because of draftsmanship. This Agreement is not intended to modify and does not modify the rights, remedies or obligations of Lender or Borrower pursuant to any loan or security agreement, guaranty or debt instrument, including the Loan Documents, except as expressly set forth herein. This Agreement shall inure to the benefit of, and be binding upon, the representatives, successors, heirs and assigns of the parties hereto, respectively. The parties each acknowledge that they have read and understand this Agreement and that they execute this Agreement voluntarily.

18.
Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

19.
Governing Law. This Agreement shall be governed in accordance with the internal laws of the State of Mississippi (without regard to conflict of law principles).

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Loan Modification Agreement to be duly executed effective as of the date first set forth above, even if actually executed on the date or dates indicated below.

BORROWER:

INTERACTIVE STRENGTH, INC., a Delaware corporation

By: /s/ Trent A. Ward

Trent A. Ward

Its: Chief Executive Officer

STATE OF __________________ )

COUNTY OF )

I, the undersigned Notary Public in and for said County in said State, hereby certify that Trent A. Ward, whose name as Chief Executive Officer of INTERACTIVE STRENGTH, INC., a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of such instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this the ____ day of April, 2024.

Notary Public

[NOTARIAL SEAL] My commission expires:

LENDER:

VERTICAL INVESTORS, LLC, a Mississippi limited liability company

By: Addicus Private Equity, LLC

Its: Manager

By: /s/ Stephen D. Miles

Stephen D. Miles

Its: Manager

Exhibit 10.2

EXHIBIT A

FIRST AMENDMENT TO AGREEMENT REGARDING LETTER OF CREDIT

(Attached hereto)

Exhibit 10.2

EXHIBIT B

LOSS RESTORATIONAGREEMENT

(Attached hereto)

Exhibit 10.2

LOSS RESTORATION AGREEMENT

THIS LOSS RESTORATION AGREEMENT (the “Agreement”) is made and entered into as of April 24, 2024, by and between INTERACTIVE STRENGTH, INC., a Delaware corporation (the “Borrower”), and VERTICAL INVESTORS, LLC, a Mississippi limited liability company (together with its successors or assigns, the “Lender”).

WHEREAS, Borrower and Lender are parties to that certain Credit Agreement dated as of February 1, 2024 (as amended heretofore, herein and hereafter, collectively, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Credit Agreement; together with any and all other documents and agreements evidencing, governing, securing or guaranteeing the Loan (as defined therein), the “Loan Documents”), pursuant to which, among other things Lender made available to Borrower a term loan in the original principal amount of $7,968,977.74 (as amended, extended, modified, restated, renewed or otherwise changed, the “Loan”);

WHEREAS, in accordance with that certain Loan Modification Agreement dated as of even date herewith by and between Borrower and Lender (the “Modification Agreement”), and as a condition precedent thereto, Borrower issued to Lender 1,500,000 shares of Series A Preferred Stock of the Borrower (collectively, the “Preferred Stock”) in exchange for a reduction in the principal amount of the Loan; and

WHEREAS, as a condition precedent to the Modification Agreement, Borrower and Lender desire to enter into this Agreement to establish certain agreements with respect to the Preferred Stock.

NOW THEREFORE, for and in consideration of the foregoing premises and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.
Definitions.

“Base Trade Value” means a figure that is equal to (i) the Net Trade Value, less (ii) the Excess Amount. For the avoidance of doubt, such figure shall only be applicable if such figure is positive.

“Common Stock” means the common stock, par value per share $0.0001, of the Borrower.

“Discount Percentage” has the meaning set forth in Section 3 below.

“Excess Amount” has the meaning set forth in Section 3 below.

“Minimum Payment” has the meaning set forth in the Modification Agreement.

“Net Trade Value” means the aggregate amount of funds received by Lender (net of all commissions, transfer fees or other transaction fees of any kind and taxes paid or payable as a result thereof) arising out of the disposition of the Preferred Stock, shares of Common Stock issuable upon conversion of the Preferred Stock, if such Preferred Stock is converted to Common Stock by Lender, or any other securities of the Borrower issued to the Lender as a result of its holding the Preferred Stock. For the avoidance of doubt, that Net Trade Value shall be determined by Lender.

2.
Borrower’s Obligation to Make Lender Whole. In the event the Net Trade Value received by Lender on or before December 31, 2024, is less than $3,000,000.00, within ten (10) business days of written demand therefor, Borrower shall pay to Lender via wire transfer in immediately available funds the amount that is equal to (i) $3,000,000.00, less (ii) the Net Trade Value.

3.
Application of Excess Amount. Conversely, in the event the Net Trade Value received by Lender on or before December 31, 2024, is greater than $3,100,000.00 (being $100,000 in excess of the amount credited to Borrower for the initial exchange of the Preferred Stock; such amount in excess of $3,100,000.00, collectively, the “Excess Amount”), within thirty (30) days of the final determination of the Excess Amount, the Excess Amount shall be applied by Lender as follows:

a.
Fifty percent (50%) of the Excess Amount shall be distributed to Lender as additional gain on the sale of the Preferred Stock;

b.
The remaining fifty percent (50%) of the Excess Amount shall be applied by Lender as a partial payment by Borrower of the Origination Fee and the Enhancement Fee (each as defined in that certain Fee Letter dated as of February 24, 2024 by and between Borrower and Lender), it being acknowledged that all such funds shall be first applied to the Enhancement Fee before being applied to the Origination Fee.

c.
Additionally, immediately after the application of the funds set forth in subsection (b) above and provided that the Minimum Payment required by Section 5(b) of the Modification Agreement has not yet been received, then, in such event, the Minimum Payment required by Section 5(b) of the Modification Agreement shall be reduced by a percentage (the “Discount Percentage”) of the Base Trade Value, in accordance with the following formulas and schedule:

Discount Percentage = (Base Trade Value / $3,000,000) multiplied by 50%;

Minimum Payment = $3,000,000 multiplied by (1 – the Discount Percentage as calculated hereby).

Base Trade Value	Applicable Discount Percentage	Resulting Minimum Payment
$3,000,000	50%	$1,500,000
$2,500,000	42%	$1,740,000
$2,000,000	33%	$2,000,000

$1,000,000	17%	$2,490,000
$500,000	8%	$2,760,000
$-0-	0%	$3,000,000

By way of example only, if Lender realizes a Base Trade Value of $2,400,000 prior to receipt of the Minimum Payment, then a Discount Percentage of 40% would apply, resulting in a reduction of the Minimum Payment to $1,800,000, calculated as follows:

($2,400,000 / $3,000,000) x 50% = 40% (being the Discount Percentage)

$3,000,000 x 60% (being 1 – 0.40) = $1,800,000.00 (being the Minimum Payment)

d.
For the avoidance of doubt, the application of any Discount Percentage to reduce the Minimum Payment only defers the amount of principal that must be paid to Lender and shall not act to reduce any amount of principal that is required to be paid to Lender.

4.
No Modification of Other Documents. This Agreement is intended to define only the relative rights and obligations of the parties hereto among themselves, and nothing set forth in this Agreement shall be construed or intended to modify, affect or impair the obligations arising under the Loan.

5.
Effect of Release. The obligations set forth in this Agreement shall not be reduced, released or otherwise affected in any manner whatsoever by the release, settlement, compromise or modification of the obligations of one or more of the parties hereto by any other Person.

6.
Term. This Agreement will become effective upon its execution by the parties hereto and will continue in full force and effect and may not be terminated or otherwise revoked by any party hereto until the first to occur of (i) all amounts required to be paid to Lender with respect to the Loan (to include, without limitation, the Loan Obligations as defined therein and all sums payable to the Fee Letter) shall have been paid and satisfied in full, and (ii) all amounts required to be paid under the terms and conditions of this Agreement shall have been paid in full..

7.
Notices. Any notices or other communications required or permitted to be given by this Agreement shall be in accordance with the Credit Agreement.

8.
General Provisions.

(a) Governing Law; Jurisdiction. EACH PARTY HERETO AGREES THAT THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSISSIPPI AND EACH PARTY HERETO SUBMITS (AND WAIVES ALL RIGHTS TO OBJECT) TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF MISSISSIPPI IN LAFAYETTE COUNTY, MISSISSIPPI FOR THE ENFORCEMENT OF ANY AND ALL OBLIGATIONS UNDER THIS AGREEMENT EXCEPT THAT IF ANY SUCH ACTION OR PROCEEDING ARISES UNDER THE CONSTITUTION, LAWS OR TREATIES OF

THE UNITED STATES OF AMERICA, OR IF THERE IS A DIVERSITY OF CITIZENSHIP BETWEEN THE PARTIES THERETO, SO THAT IT IS TO BE BROUGHT IN A UNITED STATES DISTRICT COURT, IT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF MISSISSIPPI OR ANY SUCCESSOR FEDERAL COURT HAVING ORIGINAL JURISDICTION.

(b) Assignment & Binding Effect. This Agreement and the rights of the parties hereunder may not be assigned, in whole or in part, without the express written consent of all of the parties hereto. The provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

(c) Headings, Etc. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Sections shall refer to the corresponding Section of this Agreement, unless specific reference is made to the sections or other subdivisions of, or exhibits to another document or instrument. All references to any instrument, document or agreement shall, unless the context otherwise requires, refer to such instrument, document or agreement as the same may be, from time to time, amended, modified, supplemented, renewed, extended, replaced or restated.

(d) Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(e) Delay or Omission Not a Waiver. No delay in the exercise of, or failure to exercise, any right, remedy or power accruing upon any default or failure in the performance of any obligation under this Agreement shall impair any such right, remedy or power or shall be construed to be a waiver thereof, but any such right, remedy or power may be exercised from time to time and as often as may be deemed expedient. If any party should default in the performance of any obligation under this Agreement and such default should thereafter be waived by the other parties, such waiver shall be limited to the particular default so waived. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by each party hereto.

(f) Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and this Agreement may be amended only by an instrument in writing executed by the party against whom such amendment is sought to be enforced.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BORROWER:

INTERACTIVE STRENGTH, INC., a Delaware corporation

By: /s/ Trent A. Ward

Trent A. Ward

Its: Chief Executive Officer

LENDER:

VERTICAL INVESTORS, LLC, a Mississippi limited liability company

By: Addicus Private Equity, LLC

Its: Manager

By: ____/s/ Stephen D. Miles________

Name: Stephen D. Miles

Its: Manager

Exhibit 99.1

Interactive Strength Inc. (Nasdaq: TRNR) Strengthens Balance Sheet by Partially Converting Senior Loan to Equity and Extending the Maturity

•
Reduced the liability of the Senior Loan by converting $3.0 million to equity
•
Extended the maturity of the remaining balance to December 2024

Austin, TX – April 26, 2024 - Interactive Strength Inc. (Nasdaq: TRNR) (“TRNR” or “the Company”), maker of innovative specialty fitness equipment under the CLMBR and FORME brands, today announced that it had converted $3.0 million of the Company’s $8.0 million senior loan to equity and extended the maturity of the remaining loan balance to December 2024.

Trent Ward, Co-Founder and CEO of TRNR, said: “We continue to make progress towards financial stability with the reduction of liabilities and the extension of maturity of our senior loan. We expect to be approaching profitability as early as the fourth quarter of this year based on the performance of the CLMBR business that we acquired in February. As part of that transaction, we assumed some of the liabilities of CLMBR, including this senior loan, and we expect that the Company will be able to re-finance the loan as it matures.”

TRNR Investor Contact

ir@interactivestrength.com

TRNR Media Contact

forme@jacktaylorpr.com

About Interactive Strength Inc.:

Interactive Strength Inc. produces innovative specialty fitness equipment and digital fitness services under two main brands: 1) CLMBR and 2) FORME. Interactive Strength Inc. is listed on NASDAQ (symbol: TRNR).

CLMBR is a vertical climbing machine that offers an efficient and effective full-body strength and cardio workout. CLMBR's design is compact and easy to move – making it perfect for commercial or in-home use. With its low impact and ergonomic movement, CLMBR is safe for most ages and levels of ability and can be found at gyms and fitness studios, hotels, and physical therapy facilities, as well as available for consumers at home. www.clmbr.com.

FORME is a digital fitness platform that combines premium smart gyms with live virtual personal training and coaching to deliver an immersive experience and better outcomes for both consumers

1

Exhibit 99.1

and trainers. FORME delivers an immersive and dynamic fitness experience through two connected hardware products: 1) The FORME Studio Lift (fitness mirror and cable-based digital resistance) and 2) The FORME Studio (fitness mirror). In addition to the company’s connected fitness hardware products, FORME offers expert personal training and health coaching in different formats and price points through Video On-Demand, Custom Training, and Live 1:1 virtual personal training. www.formelife.com.

Forward Looking Statements:

This press release includes certain statements that are “forward-looking statements” for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements generally are accompanied by words such as “believe”, “project”, “expect”, “anticipate”, “estimate”, “intend”, “strategy”, “future”, “opportunity”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding timing of profitability and our ability to re-finance our loan. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. Risks and uncertainties include but are not limited to: demand for our products; competition, including technological advances made by and new products released by our competitors; our ability to accurately forecast consumer demand for our products and adequately maintain our inventory; and our reliance on a limited number of suppliers and distributors for our products. A further list and descriptions of these risks, uncertainties and other factors can be found in filings with the Securities and Exchange Commission. To the extent permitted under applicable law, the Company assumes no obligation to update any forward-looking statements.

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